EXHIBIT 99.1

Date:	December 10, 2007	Contact:	Richard J. Harris
For Release:	Immediately	Telephone:	(441) 292-3645
ENSTAR GROUP LIMITED ANNOUNCES ACQUISITION
     Hamilton, Bermuda — December 10, 2007 —Enstar Group Limited (“Enstar”) (Nasdaq:ESGR) today announced that its wholly-owned subsidiary, Enstar Australia Holdings Pty Limited, had entered into a definitive agreement for the purchase from AMP Limited (“AMP”) of AMP’s Australian-based closed reinsurance and general insurance operations, for a purchase price of AUS$585 million (approximately US$518 million).
     The operations acquired (“Gordian”) comprise primarily Gordian RunOff Limited, TGI Australia Limited and AMPG (1992) Limited, all of which had been placed into run-off between 1999 and 2002, and AMP’s manager of these businesses, Cobalt Solutions Australia Limited.
     The purchase price of AUS$585 million, which will be reduced by any pre-closing distributions paid by Gordian to AMP, is expected to be financed by approximately 70% from a major Australian bank, approximately 7.5% from J. C. Flowers II L.P. (the “Flowers Fund”); and approximately 22.5% from available cash on hand. The Flowers Fund is a private investment fund for which JCF Associates II L.P. is the general partner and J.C. Flowers & Co. LLC is the investment advisor. JCF Associates II L.P. and J.C. Flowers & Co. LLC are controlled by J. Christopher Flowers, a director and one of Enstar’s largest shareholders. In addition, John J. Oros, a director and Enstar’s Executive Chairman, is a Managing Director of J. C. Flowers & Co. LLC.
     Completion of the transaction is conditioned on, among other things, approval by the Australian regulatory authorities and satisfaction of various customary closing conditions. The transaction is expected to close in the first quarter of 2008.
     Enstar, a Bermuda company, acquires and manages insurance and reinsurance companies in run-off and provides management, consultancy and other services to the insurance and reinsurance industry.
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     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of Enstar and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. In particular, Enstar may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including but not limited to the failure to obtain governmental and regulatory approvals or to satisfy other closing conditions. Other important risk factors regarding Enstar may be found under the heading “Risk Factors” in Enstar’s Form 10-K for the year ended December 31, 2006, and are incorporated herein by reference. Furthermore, Enstar undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.